For further information:
Dennis Klaeser, CFO
PrivateBancorp, Inc.
312-683-7100

For Immediate Release

PrivateBancorp, Inc. to Present at The Raymond James Institutional Investors Conference

Chicago, IL, March 3, 2006 - PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that the Company’s management is scheduled to deliver a presentation at The Raymond James Institutional Investors Conference in Orlando, Florida, on March 7, 2006 at 9:50 a.m. Eastern Time.

A live webcast of the presentation will be available at the following address: http://www.wsw.com/webcast/rj19/pvtb/. Investors may also access the webcast of the presentation at the Company’s website at http://www.pvtb.com during the conference and for 30 days following the conference.

Listeners should go to the website at least 15 minutes before the event to download and install any necessary audio software. There is no charge to access the event.

PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely-held businesses and commercial real estate investors. The Company uses a European tradition of “private banking” as a model to develop lifetime relationships with its clients. Utilizing a team of highly qualified managing directors, The PrivateBank tailors products and services to meet each client’s needs in personal and commercial banking services and wealth management services. The Company, which had assets of $3.5 billion as of December 31, 2005, has 13 offices located in the Chicago, Detroit, Milwaukee, and St. Louis metropolitan areas.

Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at http://www.pvtb.com.